Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made by and between DIGITAL WALLSTREET, INC., a Nevada Corporation (“DWS”), and ALBERT R. AIMERS (“AIMERS”), an individual, (individually a “Party” and collectively the “Parties”), with reference to the following facts and purposes:

A.           DWS Digital WallStreet, Inc. (“DWS”), is a Nevada Corporation regularly engaged in the business of advertising marketing and reporting of financial information about publicly traded companies.

B.           DWS’s principal place of business is located at 430 El Bosque Place, Laguna Beach, California 92651.

C.           AIMERS’s business address is also 430 El Bosque Place, Laguna Beach, California 92651.

D.           AIMERS have considerable experience in the business of advertising and marketing through electronic and internet medium to the general public.

E.           AIMERS wishes to perform services for DWS, and DWS wishes to employ AIMERS in the capacity of its Chief Executive Officer.

F.           AIMERS understands that his employment is subject to a probationary period of ninety (90) days (the “Probationary Period”) from the date of the signing of this Agreement.

G.           AIMERS understands that during the Probationary Period, either Party may, without giving any prior notice, terminate this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements, covenants, and conditions contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DWS employs AIMERS, and AIMERS accepts employment from DWS in the capacity of its Chief Executive Officer under the following terms and conditions:

1.           TERM OF EMPLOYMENT:  AIMERS’s employment with DWS shall start July 19, 2003, and shall terminate at the will of either DWS or AIMERS by giving ninety (90) days written notice to the other Party.

2.           JOB DESCRIPTION:  AIMERS shall be DWS’s “Chief Executive Officer.” As the Chief Executive Officer, AIMERS shall be responsible for all management, operations, and all administrative functions of DWS in the United States of America.

3.           COMPENSATION FOR SERVICES RENDERED:  As compensation for services rendered, AIMERS shall receive the following from DWS:

a.
Signing Bonus:  Upon execution of this Agreement, DWS shall pay AIMERS a signing bonus of Fifty Thousand Dollars ($50,000.00) (the “Signing Bonus”).  Should Aimers Terminate this Agreement within ninety (90) days following the execution of this Agreement, for any reason whatsoever other than serious health-related reasons as verified by an independent medical doctor, AIMERS shall repay the entire Signing Bonus to DWS within thirty (30) days following said termination.

b.
Base Salary:  DWS shall pay AIMERS a base salary, of One Hundred Eighty Thousand Dollars ($180,000.00) per year (the “Base Salary”).  The Base Salary shall be paid on the first (1st) and sixteenth (16th) day of each calendar month on an annualized, pro-rated basis.

c.	Bonuses: In addition to the Base Salary, AIMERS shall receive bonuses from DWS (“Bonuses”), based upon a percentage of DWS’s net profit as determined by DWS’s accountant (“Net Profit”), as follows:

i.	Five percent (5%) of Net Profit during AIMERS’s first (1st) year of employment with DWS.

ii.	Ten percent (10%) of Net Profit during AIMERS’s second (2nd) year of employment with DWS.

iii.	Fifteen percent (15%) of Net Profit during AIMERS’s third (3rd) year of employment with DWS.

iv.	Twenty percent (20%) of Net Profit during AIMERS’s fourth (4th) year of employment, and each year thereafter with DWS.

v.
DWS shall pay AIMERS an estimated Bonus, on a quarterly basis, within thirty (30) days after completion of DWS’s quarterly accounting.  Upon completion of DWS’s annual accounting, the final amount of the Bonus shall be adjusted.

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4.           PAYROLL TAXES:  AIMERS shall be an employee of DWS.  Accordingly, DWS shall withhold all required payroll taxes from any compensation due to him in accordance with applicable federal and state rules and regulations.

5.           EMPLOYEE BENEFITS:  In addition to the compensation detailed above, AIMERS shall receive the following benefits from DWS:

a.
Paid Vacation:  AIMERS shall receive from DWS, twenty (20) working days (four (4) work weeks) of paid vacation after completion of one year of employment.  If his employment terminates, for any reason, before the completion of one (1) year of employment, AIMERS shall not receive any paid vacation.

b.
Paid Holidays:  AIMERS shall receive from DWS, holiday pay for the following seven (7) major holidays: New Year’s Day; Memorial Day; Independence Day; Labor Day; Thanksgiving Day and the Friday immediately following Thanksgiving Day; and Christmas Day.  If his employment terminates for any reason, before the completion of the Probationary Period, AIMERS shall not receive any holiday pay.

c.	Sick Leave: AIMERS shall receive from DWS, sick leave pay according to the following schedule:

1.	Two (2) days after completion of one (1) year of employment.

2.	Three (3) days after completion of two (2) years of employment.

3.	Five (5) days after completion of three (3) years of employment.

If his employment terminates, for any reason, before the completion of one year of employment, AIMERS shall not receive any sick leave.

d.	Travel and Expenses: DWS shall reimburse AIMERS for all reasonable travel-related expenses while traveling for DWS’s business purposes.

e.
Health Insurance:  DWS shall pay, directly to the health insurance carrier chosen from time to time by DWS, one hundred percent (100%) of the total cost of the health insurance premium for AIMERS and AIMERS’s family not exceeding four (4) family member sin total (the “Premium”).  The total amount of DWS’s contribution to the Premium shall not exceed One Thousand Five Hundred Dollars ($1500.00) per calendar month.

f.
Qualified Retirement Plan:   During his first (1st) year of employment with DWS, AIMERS shall not be entitled to receive any contributions from DWS for any retirement program.  Upon completion of one (1) year of employment with DWS, and every year thereafter while this Agreement remains in effect, DWS shall contribute an amount equal to Twenty five percent (25%) of the combined total of

Base Salary and Bonuses for the previous year, as set forth in paragraph Nos. 3(b) and 3(c) of this Agreement, to DWS’s Qualified Retirement Program (the “QRP”).  Administration of the QRP shall be at the sole discretion of DWS.

g.	Automobile Allowance: During the term of this Agreement, at the sole discretion of AIMERS, DWS shall either:

i.	Provide AIMERS with an automobile of AIMERS’s choice and pay all insurance, fuel, repair and maintenance expenses; or

ii.	Pay AIMERS a flat automobile allowance in the amount of One Thousand Two Hundred Dollars ($1,200.00) per month.

If AIMERS chooses the automobile, monthly lease or purchase payments shall not exceed $700.00 per month.  However, if AIMERS chooses the flat automobile allowance, DWS shall withhold all required taxes in accordance with applicable federal and state rules and regulations.

h.	Cellular Telephone: During the term of this Agreement, DWS shall provide a cellular telephone to AIMERS for his exclusive use for DWS purposes.

i.	Air Travel: During the term of this Agreement, AIMERS shall be entitled to company paid first-class air-travel exclusively for DWS purposes.

j.	Life Insurance: During the term of this Agreement, AIMERS shall be entitled to company paid term life insurance, with a face value not to exceed three (3) times the Base Compensation earned by AIMERS.

k.
Disability Insurance:  During the term of this Agreement, AIMERS shall be entitled to company paid disability insurance, with a maximum monthly benefit that is equal to his monthly installment of Base Compensation.

l.	Home Office Expenses: AIMERS shall be entitled to receive from DWS reasonable expense reimbursement for the maintenance of a home office exclusively used by him for DWS purposes.

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       6.           COVENANT NOT TO COMPETE:  During AIMERS’s employment with DWS, and during a period not to exceed one (1) year, immediately following the termination of AIMERS’s employment with DWS, AIMERS shall not, directly or indirectly, either as an employee, consultant, agent, principal, partner, silent or otherwise, stockholder, corporate officer, director, manager, independent contractor or in any other individual or representative capacity, engage or participate in any business that is in direct or indirect competition in any manner with DWS’s business within the state of California.  The provisions of paragraph No. 15 of this Agreement shall not apply to this paragraph.  In addition to any other remedies provided by law, DWS shall have the discretion to seek relief, including, without limitation, equitable relief, in a court of law in connection with enforcement of this paragraph.

7.           NEW PRINCIPALS AND CUSTOMERS:  Any and all of DWS’s present and future clients whom DWS now represents or will represent in the future on or before the date of AIMERS’s termination from DWS (“Clients”), and DWS’s present customers, and customers whom AIMERS solicits for DWS, and from whom sales are generated for DWS (“Customers”), shall be the exclusive Clients and Customers of DWS.  The provisions of paragraph No. 15 of this Agreement shall not apply to this paragraph.  In addition to any other remedies provided by law, DWS shall have the discretion to seek relief, including, without limitation, equitable relief, in a court of law in connection with enforcement of this paragraph.

8.           CLIENT LIST AND CUSTOMER LIST:  DWS’s Client list and Customer list are confidential and contain privileged information.  AIMERS shall not, for a period of one (1) year immediately following the termination of his employment with DWS, either directly or indirectly make known to any person, firm or entity, the names, phone numbers and or addresses of DWS’s Clients or Customers, or any other information about them.  The provisions of paragraph No. 15 of this Agreement shall not apply to this paragraph.  In addition to any other remedies provided by law, DWS shall have the discretion to seek relief, including, without limitation, equitable relief, in a court of law in connection with enforcement of this paragraph.

9.            SOLICITATION OF CUSTOMERS AND CLIENTS:  AIMERS shall not, for a period one (1) year immediately following the termination of his employment with DWS, call-on, solicit or take away, any of DWS’s Clients or Customers, upon whom AIMERS called-on, solicited, or whom he became acquainted with during his employment with DWS, either for himself or as an employee, employer, consultant, agent, principal, partner silent or otherwise, stockholder, corporate officer, director, manager, independent contractor or in any other individual or representative capacity.  The provisions of paragraph No. 15 of this Agreement shall not apply to this paragraph.  In addition to any other remedies provided by law, DWS shall have the discretion to seek relief, including, without limitation, equitable relief, in a court of law in connection with enforcement of this paragraph.

10.           CONFIDENTIALITY OF INFORMATION:  AIMERS shall not, at anytime during his employment or for a period of one (1) year immediately following the termination of his employment with DWS, either directly or indirectly release or disclose any information learned about the business operations of DWS, including without limitation, its business practices.  The provisions of paragraph No. 15 of this Agreement shall not apply to this paragraph.  In addition to any other remedies provided by law, DWS shall have the discretion to seek relief, including without limitation, equitable relief, in a court of law in connection with enforcement of this paragraph.

11.
ENDEMNIFICATION AND INSURANCE:  AIMERS shall indemnify and hold DWS harmless from any and all claims and/or lawsuits arising out any negligent conduct, including, without limitation, negligent operation of a motor vehicle, by AIMERS during the term of AIMERS’s employment with DWS.  AIMERS shall maintain a current Driver License, and shall obtain and maintain throughout the term of his employment with DWS, an automobile insurance policy, naming DWS as an “additional insured,” with minimum liability limits of One Hundred Thousand Dollars ($100,000.00) per person and Three Hundred Thousand Dollars ($300,000.00) per occurrence.

12.           EMPLOYEE HANDBOOK:  AIMERS shall, at all times, abide by the terms and conditions set forth in DWS’s Employee Handbook.  Failure to do so may, at the sole discretion of DWS, be grounds for immediate dismissal.

13.           BINDING EFFECT:  This Agreement shall be binding upon and inure to the benefit of the Parties, their legal representatives, successors and assigns.

14.           GOVERNING LAW:  This Agreement and any disputes arising from this Agreement shall be governed by the laws of the State of California in force on the date of the signing of this Agreement.

15.           ARBITRATION:  Except as otherwise provided in this Agreement, in the event that a dispute arises between DWS and AIMERS, which is not resolved by mutual agreement, the Parties shall submit such dispute to binding arbitration in Orange County, California, in accordance with the arbitration rules of the American Arbitration Association.  This paragraph shall not apply to paragraph numbers 6, 7, 8, 9, and 10 of this Agreement.

16.           ATTORNEYS’ FEES AND COSTS:  In the event that a dispute arises between DWS and AIMERS, the prevailing party to such dispute shall be entitled to recover from the nonprevailing party, reasonable attorneys’ fees and costs incurred in connection with such dispute.

17.           SEVERABILITY:  In the event any portion of this Agreement is held to be invalid, the same shall not affect, in any respect, the validity of the remainder of this Agreement.

18.            CAPTIONS:  The captions in this Agreement are to be given no effect and are for convenience and reference purposes only.

19.           ENTIRE AGREEMENT:  This Agreement contains seven (7) pages, and embodies the entire agreement between DWS and AIMERS.  There are no other understandings agreements representations, conditions, terms of considerations, expressed or implied, except as set forth in this Agreement.

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The Parties have executed this Employment Agreement in the City of Laguna Beach, County of Orange, State of California.

Dated: ___________________                                       _______________________________________
By:  ALBERT R. AIMERS, President
For DIGITAL WALLSTREET, Inc.,
A Nevada Corporation

Dated: ___________________                                        _______________________________________
ALBERT R. AIMERS, an individual

Executive Employment Agreement

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